COACHMEN INDUSTRIES, INC.

423 N. Main St. • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

1Q08 CONFERENCE CALL FORMAL COMMENTS

April 29, 2008

INTRODUCTION/SAFE HARBOR DISCLAIMER (Jeff Tryka)

Thank you Matt and welcome to this Coachmen conference call to review the Company’s results for the first quarter ended March 31, 2008, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent management's views on April 29, 2008, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings.  Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.  With that stated, I’ll turn the call over to Rick Lavers, our President and Chief Executive Officer.

BUSINESS OVERVIEW (Rick Lavers)

Thank you Jeff, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, Mike Terlep, President of the RV Group, Rick Bedell, President of our Housing Group and Todd Woelfer our General Counsel.

One of these days, I hope that I will be able to open this call with positive comments about market conditions.  Unfortunately, not this call.  As I wrote in our annual report, simply put, it’s brutal out there.

The Wall Street Journal reported in late March that a glut of foreclosed homes of “historic proportions” was starting to drive down home prices, and that consumer

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spending was beginning to buckle under the combined weight of the weakening job market, the housing downturn and climbing prices of food and fuel.  Then just this morning, they reported that the “share of homes vacant and for sale, an important measure of the nation's housing supply, set a record in the first quarter in a signal that the glut of homes on the market isn't improving,” concluding that “the rising vacancies indicate that home prices won't stop falling,” and “Consequently, home builders can't ramp up construction until the glut of vacancies can be worked down.”  In April, the Journal also reported that weakness in the U.S. labor market has spread beyond the housing and finance industries to engulf a swath of businesses, resulting in the biggest jobs drop in 5 years in March, which was the third month in a row suffering a drop in employment.

Some of the nation’s largest “home builders have reported first quarter revenues off 43-63%, and resultant losses double to ten times their previous year’s profits.  Some of our modular and manufactured housing competitors announced multiple plant closures during the last few months, and one major modular home manufacturer actually reported 285% greater losses on 14.2% higher revenues.

The latest RVIA forecast is more pessimistic for 2008, predicting a 13% drop in wholesale shipments in towables (down from -5%) and a 17% decline in motorhomes (down from -5%). Western RV just closed its doors, and National RV’s assets were sold on the auction block.

Some of our RV competitors also recently reported deepening losses on improved revenues. It’s counterintuitive, so it bears repeating, that some of our competitors in both of our business segments have experienced increased losses on increased revenues, which tells us a lot about the recent discounting environment in both the housing markets and in the wholesale RV markets.

But in face of this avalanche of woeful economic news, I am very, very pleased to be able to report some very, very good news to our shareholders.

We have broken our string of losing quarters.

Coachmen Industries is in the black for the first quarter of 2008.

Coachmen made well over $1.0 million in net profits for the quarter.  Our bottom line improved by over $11.5 million from the first quarter of 2007, and very significantly, we did this on $9 million less revenue.

This marks only the third time in the last 8 years that Coachmen posted a profit in its first quarter.  Admittedly, we are not paying a dividend at this time, but nonetheless, our profits this quarter are the highest we have posted in the first quarter since 2000, nine years ago!  Higher even than in 2004, the last year Coachmen posted a profit for the year – but we did it this year on $63 million less in revenue than in 2004!  Moreover, the first quarter is traditionally one of our most difficult.

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I am also pleased to be able to say that both our business segments share the credit for this performance.  Both the RV segment and the housing segments were profitable in March.  Further, we continued to gain RV market share in key segments during the quarter.  In fact, according to Stat Surveys, through February Coachmen Class C’s are the number one model in the nation at retail, with a 15.5% increase in market share over the comparable period in 2007.

We have said repeatedly that you would see the cost cutting and product repositioning actions we took throughout 2007 fall to the bottom line in 2008.  Clearly, they have. While our gross margins are not yet where they need to be, they are markedly improved.  Our gross margins in the first quarter of 2008 approach the margins we achieved in the first quarter of 2005, when we enjoyed 58% more revenue.  They are more than double the margins posted in 2006 on 34% more revenue.

Given the conditions and comparatives I outlined, I am very happy with this performance.  I commend our management team, and thank every one of our employees for all the efforts that went into generating these results.

I will not steal any more of my colleagues’ thunder.  Colleen will now provide you the financial highlights.

CORPORATE/FINANCIAL REVIEW (Colleen Zuhl)

Thanks, Rick.

As mentioned in our release yesterday, the weakness in both of our industry segments continued in the first quarter, with an adverse impact on our revenues for the quarter.  However, with the continued efforts to reduce our costs of operations and improve operating efficiencies, we posted our best quarterly operating results since the end of 2004.

For the first quarter of 2008:

•

Although sales fell 6.9% to $121.3 million versus $130.2 million last year,

•

Consolidated gross margin was 9.0% compared to 1.1% for the same period a year ago.  The improvement in gross margin is directly attributable to the cost reductions implemented throughout 2007, reductions in the significant levels of discounting which we did in RVs especially in the first half of last year, improved capacity utilization resulting from the consolidation actions taken in 2007 and increased utilization associated with military construction projects in the Housing Group.

•

Selling, general and administrative expenses were reduced by $2.9 million compared with the first quarter of 2007 due to a combination of intense cost reduction activities, reduced sales commissions associated with the reduced RV revenue level and several favorable legal settlements.

•

Pre-tax profit was $1.3 million for the first quarter, versus a pre-tax loss of $10.4 million for the first quarter of 2007 an improvement of $11.8 million or 113%.

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•

At the bottom line, net income for the quarter was $1.3 million, or $0.08 per share in 2008 compared with a net loss of $10.4 million, or $0.67 per share in the year ago quarter.

For the three months ending March 31, 2008, net cash flow from operations was an outflow of $16.4 million due primarily to the use of cash to fund the major projects within the Housing Group, compared with cash generated by operations of $4.1 million for the first quarter of 2007.  This outflow from operations was funded primarily through increased borrowings on our line of credit and borrowings against our life insurance policies.

Capital expenditures continued to be minimal for the quarter with expenditures of $0.6 million in the quarter, versus the $0.4 million expended during the first quarter of 2007.  The increase of $150,000 was primarily related to the purchase of additional housing carriers to facilitate deliveries of military construction projects, and the move of our corporate headquarters from Elkhart to Middlebury.  While the expense of this move was incurred in the first quarter, the cost will be more than offset by ongoing operational savings to be realized in each subsequent quarter.

On the balance sheet:

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Cash increased from year end by $1 million to $2.6 million at March 31, 2008.

•

Accounts receivables increased to $35.8  million, an increase of $26.7 million from the unusually low level of accounts receivable at the end of 2007. The increase in accounts receivable was due to both increased sales during the first quarter and due longer payment terms on Ft. Carson as compared to our traditional sales.

•

Total inventories increased by $3 million from the end 2007 to $82.3 million.

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Finished goods inventory decreased by $2.1 million to $42.9 million from $45.0 million, with a $2.2 million increase in Housing finished goods offset by a $4.3 million reduction in finished goods at the RV Group.  This increase in finished goods at the Housing Group was primarily associated with the Ft. Carson project, where weather and site problems caused delivery delays for modules we had manufactured.

•

As a direct result of the increase in accounts receivable and inventories, short term borrowings increased from the end of last year by $13.8 million to $34.7 million as of March 31, 2008.

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Borrowings against the cash surrender value of company owned life insurance policies also increased by $6.1 million during the quarter, however, we anticipate repaying these loans in early May.

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Long-term debt remains at a very low $3.0 million as of March 31, 2008.

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Shareholders’ Equity stands at $122.6 million resulting in a book value per share of $7.78.

As I discussed in detail in our last few conference calls, based on our cash flow projections we believe that Coachmen has adequate liquidity and access to cash to carry

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us through these current difficult market circumstances.  Despite the increase in short-term borrowings, we have adequate availability under our $55 million long-term credit agreement which does not expire until 2011.  In addition, should the need arise, we can borrow against the cash surrender value of company owned life insurance policies, at very favorable terms, as we did for a time during the first quarter.  At the end of the first quarter, the value of those policies net of loans was $29.5 million.  These policies have a death benefit of over $100 million.  Remaining borrowing capacity on the policies at the end of the quarter was $26.9 million.

In addition to our access to cash from our line of credit and life insurance policies, we also have a number of properties held for sale, which will provide additional liquidity.  Combined, we expect these properties will generate proceeds of approximately $10 million when sold, although the current state of the real estate and commercial lending markets make it difficult to predict when that might occur.

As evidenced by our first quarter results, and as Rick mentioned, we are now enjoying the benefits of the operational improvements from the actions taken in 2007 which will further enhance our bottom line results and cash generation.

In summary, during the quarter, we saw the results from our efforts at reducing operating costs which enabled us to post our first profitable quarter since 2006 and our best quarterly bottom line since 2004.  We have a number of idle assets which when sold will increase our cash availability. We will keep monitoring our cash availability and liquidity to ensure we have the resources necessary for continued success in 2008.

Mike, I’ll turn it to you …

RECREATIONAL VEHICLE SEGMENT/OPERATIONAL REVIEW (Mike Terlep)

Thank you Colleen and good morning.

As forecasted in our last call, sales did rebound from our 4th Quarter sales.  The Recreational Vehicle Group generated sales of $90.5 million during the first quarter, down 13.1% from $104.2 million in the first quarter of last year.  Our sales dollars did outperform the industry in the first quarter.

Gross profit for the quarter improved to $5.2 million from a loss of $0.9 million in the first quarter of 2007.  Gross margin improved 6.5 percentage points to 5.7% from last year’s first quarter negative 0.8% gross margin … we accomplished this improvement on 13.1% fewer sales.  And our gross margin reflected improvement of 10.6 percentage points over our fourth quarter gross margin.

RV operating expenses were reduced 11.1% to $6.3 million from $7.1 million last year.  As a percent of sales, operating expenses were 7% compared to 9.3% prior full year.

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The RV Group booked a pre-tax loss of $1.1 million compared to an $8.0 million pre-tax loss prior year … representing an improvement of 86.9% compared to one year ago.  And as Rick mentioned earlier, the RV Group did generate a pretax profit in the month of March.

The overall RV market is challenged … to say the least.  For us the results are a mixed bag at wholesale and retail, while the market continues to adjust as dealers right size inventories and manufacturers right size capacity.  The detailed market information by product category for the entire Industry as well as the RV Group is as follows.

Overall units shipments for the Industry were down 11.4% through March.  If this were expressed in dollars, the decline would be much worse as Class A Motorhomes posted a decline of 34.4%.  Current projections for Industry Class A shipments represent a cumulative 42.8% drop since 2004.  Class C shipments were down 2.2%.  Travel Trailers were down 7.2%, Fifth Wheels were down 9.9% and camping trailers were down 19.2%.

Coachmen outpaced the industry in wholesale shipments in Class C’s – up 14.6% and in Fifth Wheels – up 57.5%.  Class A shipments were down 45.6%.  Travel trailer shipments were down 36.7%, as our dealers have right sized their towable inventories, also supported by the recent Baird Report where Coachmen dealers reported the lowest days supply of inventory.  We do not expect this wholesale trend to continue in our travel trailers, as dealer inventories level out and in light of our retail market share success in travel trailers.  Our Camping Trailer shipments were down 29.1%.

At retail, industry numbers are available only through February.  Year to date, towable registrations are down 10.3% in travel trailers, down 5.6% in fifth wheels and down 9.3% in camping trailers.

Industry motorized retail registrations through February, Class A’s are down 20.4% and Class C’s are down 20.8%.

Our retail market share as reported by Statistical Surveys Inc., through February of 2008 has improved in Class C Motorhomes, up 10.9% and our retail market share is up in both travel trailers and fifth wheels.  Our travel trailer market share is up 14.9% over last year’s 23.9% market share growth for the year, and our fifth wheel market share is up 26.4%.

Also noteworthy is that for our primary brand, Coachmen RV, our market share is up in gas Class A’s, Class C’s , Travel Trailers, Fifth Wheels and Camping Trailers!

The RV Group total finished goods now stands at $29.7M, which is a reduction of $4.3 million from the end of last year.

We are quite pleased with the continued progress that we have made in the RV Group, although we are not satisfied and will not be until we are posting reasonable returns in profit.

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Let me diverge for a moment to provide you with a brief update on an Industry related matter.  There has been a great deal of media attention given to the concerns raised about formaldehyde levels in temporary housing units provided by many RV manufacturers to aid in the Hurricane Katrina relief efforts.  While Coachmen did not sell any units to FEMA, we are aware that some of our units were used in the disaster relief.

As reported in an earlier press release, along with other manufacturers, we received a request for information from a Senate Subcommittee and we responded to it fully and on time.  We offered to cooperate fully with the Subcommittee but to date have received no further inquiries.

Coachmen has never added raw formaldehyde in its manufacturing process; however, as with virtually every product that is manufactured with wood and adhesives, formaldehyde is certainly present in RVs just as it is in new automobiles, homes, much of our clothing and most other products we use on a daily basis.  The media frenzy surrounding the Katrina units has sparked significant investigation and study into this issue---all of which Coachmen welcomes.  While a zero formaldehyde standard makes no sense given the presence of formaldehyde in ambient air from natural sources, there has never been a government recognized standard for formaldehyde levels in RVs.  However, the U.S. Department of Housing and Urban Development did publish the most applicable standard some time ago for manufactured homes.  Recently, the CDC issued its preliminary findings that revealed the average level of formaldehyde in the temporary Katrina housing units to be about 5 times better than this level established by the U.S. government for manufactured homes.

Coachmen is committed to providing high quality products to all of our customers and believe we have been successful in that area.

Returning to the RV Group’s actual performance, in the last conference calls, we have communicated that you could expect the following:

1.

Continued improvement in gross margins – Our Gross margins improved by 700% over prior years first quarter and nearly 300% over our prior quarter.

2.

Continued improvement in quality – Our product quality continues to improve.  Through March, based on our internal quality metrics our defects per unit improved by 53% from prior year when we implemented our new quality program.  Correspondingly, our warranty expense as a percentage of sales has improved by 1.9 percentage points over the full year 2007.

3.

Leadership and innovation in our products – Our products are wonderfully unique and innovative in a market that has a sea of sameness.  This month, we introduced an all new entry level gas Class A Mirada Avant-garde that features a very progressive, integrated design from floor to ceiling, front to rear.  This styling is yacht inspired and differentiates us from the rest of the market.  Our all new Leprechaun Class C, celebrating it’s 40th anniversary in the market, is anything but dated and in fact, brings to market a progressive design never before seen in a Class C Motorhome.

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The newly designed Spirit of America is just now hitting the market featuring aluminum cage construction and laminated sidewalls, and the Blast sport utility trailer continues to wow the market with innovative floorplan designs and features.  And clearly our FW products are attracting the attention of the market, with wholesale shipments up 57.5% and retail market share up 26.4%.

4.

Aggressive marketing programs to leverage  our brand equity – We launched new advertising and even refreshed our iconic image of “Pete” the Coachmen Dalmatian, showing that you really can teach an old dog new tricks!  And we have re-created our owners club and effectively reached out to communicate and touch thousands of past and current Coachmen owners.

5.

New incentive programs to help dealers reduce aged inventory – While we have launched some incentive programs to help with aging dealer inventories, they have frankly been far less effective than what we had hoped they would be.  We are developing a different strategic plan to pull products through the market and intend on launching this plan in the coming months.  In light of the competitive environment and public nature of this call, we will limit our comments on our plans to this, but suffice it to say, we will be attacking the market.

Our commitment to seek new revenue streams to generate profit in the RV Group is supported by our recently announced agreement to produce ADA compliant low floor accessible buses for ARBOC Mobility LLC., a marketer of specialized transit and shuttle buses designed for users with mobility challenges.  This bus incorporates patent pending technologies provided by ARBOC Mobility.

The Recreational Vehicle Group will produce ARBOC Mobility’s “Spirit of Mobility” specialized transit and shuttle buses at its production facilities in Middlebury, Indiana.  ARBOC Mobility will sell the buses through bus dealerships throughout the United States and Canada.  The vehicles are specially designed with a low-floor, “kneeling” air suspension chassis and ramp system.  These features allow easy access for all passengers, including those in wheel chairs to enter and exit through the same entrance, without the need for a complex lift system.  The easy access features also make it ideal for passengers pulling luggage or pushing children in strollers.  The bus will be produced at a cost that is less than competing low floor products, while fully endorsing the spirit of the Americans with Disabilities Act.  The accessible transit and shuttle buses are designed for use in airports, hotels, retirement communities, assisted living centers, resorts and other venues where short haul transportation and accessibility are required.

Late in the first quarter we held a special “by invitation” product showing for bus dealers on our Middlebury Complex where we unveiled the first produced Spirit of Mobility bus.  The event was well attended and resulted in promising order commitments and intentions.  We expect shipments of these buses to begin in the second quarter.

This relationship leverages our production capabilities, while diversifying ourselves into a non-consumer based market.  With limited initial investment, we have been able to

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utilize vacant production facilities to transform them into revenue and profit enhancing assets.

During the first quarter, we clearly saw the many benefits of our cost cutting, margin improvements, strategic sourcing, capacity utilization and quality gains in nearly every single metric compared to prior quarters over the last several years.  Earlier months in the quarter ran below our $350 milllion annualized break even due largely to lower margins from a large rental fleet we produced and shipped in the quarter.  Nontheless, this was the best 1st quarter performance of the RV Group in 4 years.

We believe in what we are doing and are confident in our direction.  However, I do not want to be a Pollyanna about the realities of the market place.  We are in a tough market.  Days supply of dealer inventories throughout the Industry are high, credit is much tighter and personal worth has deteriorated, inflation is impacting personal budgets and consumer confidence has plummeted.  Add to this the uncertainty that exists with the consumer and an election year … we recognize that we are in for one hell of a fight throughout this year.  We are lean and we are hungry … we will continue to execute our clearly defined plan.

Now, for details about our Housing segment, I’ll turn the call over to Rick Bedell, President of our Housing Group.  Rick…

HOUSING GROUP/OPERATIONAL REVIEW (Rick Bedell)

Thank you Mike, and good morning everyone.

Has anyone out there heard any positive news about the housing market in the past year?

I am sure that it comes as no surprise that the housing market continued to weaken during the first quarter.  According the U.S. Census Bureau, for the first quarter, single family housing starts fell 39.0% from the same quarter a year ago.  This, of course is on top of the free fall in housing starts in the previous year.  However, despite the horrible condition of the market and the normal seasonal softness of our business, I am pleased to report that the Housing and Building Group was profitable for the first time since the second quarter of 2007.  Also, this was the best first quarter profit since 2000.

For the quarter: Our Housing Group sales were up 18.2% over the same period last year to $30.8 million, due in large part to our involvement in the Ft. Carson barracks project.  Housing gross profit was up 147.3% over the year ago quarter to $5.7 million, or 18.4% of revenue due to the higher operating leverage.

Housing SG&A expenses were down 17.7% from the year ago quarter to $3.3 million, due to reduced headcount with the closure of the Ohio facility and due to reduced levels of builder incentives compared to previous years.  As a result of the higher gross profit levels and reduced SG&A expenses, the Housing Group posted a pre-tax profit of $1.4 million versus a pre-tax loss of $2.7 million last year.

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Although we generated revenue growth overall in the quarter, our traditional housing revenue was down 29% in the first quarter.  Even though this decrease was better than the overall industry decline, quarterly declines such as this are not sustainable.  That is precisely why we are pursuing new ways to revitalize and grow our traditional housing business.

As I have mentioned in previous conference calls, green construction is much more than a passing fad, it is in fact a key way for us to differentiate our traditional housing business from other modular and site builders.  As we see energy costs reach new highs on almost a daily basis, homebuyers are demanding high efficiency homes.  Public awareness of sustainable materials continues to increase as the news media reports story after story about the environment, and nearly everyone in the industry now claims to be green.  We have done extensive research that indicates that the new home buyer prefers and will even pay more for green, energy efficient construction.  We are offering a truly green home.  Modular construction, by practice, is a more environmentally friendly option over site built methods.  In addition, we provide the option of the full spectrum of sustainable, energy efficient components and technology.  Our Green Catalog has been well received by our builder network.  We are continually refining the product offerings and providing more resources for our builders to incorporate the green products in their housing orders.

Our recent announcement of our agreement with Solar Village is yet another step in demonstrating our commitment to green construction.  The Solar Village brand provides a series of product offerings that incorporate many of the features in our Green Catalog.  Rather than just a few “green” features, these homes provide for a total package of earth friendly, energy saving systems.  One of the products, Solar Zero, with its solar electric systems, and solar water heating, is designed for maximum energy efficiency—approaching zero utility costs.  Last, but certainly not least, in my comments regarding green construction; the Chicago Museum of Science and Industry “Smart Home—Green and Wired” Exhibit is scheduled to open to the Public on May 8th.  Once again, this fully functional home exhibit was constructed by All American Homes.  We are excited about this exhibit and the implications for expanding our message about green construction to the general public.

We are also being more aggressive in communicating with potential homebuyers the many benefits of our homes.  We began testing the new marketing program in the Ft Wayne, Indiana region on April 7th of this year.  The program began with television advertisements; billboard and print media ads are currently being placed.  We will closely monitor the results of this test campaign and modify and refine as necessary.

We are also beginning to cautiously explore the development market.  As a company, we have long ignored this segment of home building, despite the fact that most new home sales have been in development communities, and right now, as a result of the effects of the collapsed housing market there are tremendous values in developments that present us with the opportunity to enter this arena without fully committing our resources.  We began construction of the first of three models at Grey Hawk development in March of this year, and anticipate that this model will be open to the public in June with the remaining models immediately following.  We are also in discussion with another

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developer in the Southeastern market for possible participation in additional communities.

Let me provide an update on our efforts in major projects and military construction.  We began delivering modules for the Ft. Carson project in January and despite some initial delays, the project is progressing well.  We are planning on continuing delivery of modules at the rate of approximately 150 units per month through the month of May.  We have already seen the significant positive impact this project had on our first quarter results.

We continue to work closely with our partners, The Warrior Group and Hensel Phelps in military construction.  Two proposals for military barracks projects are in the works.  It is important to note, the development process for these types of projects is such that often it may take longer for projects to be awarded and funded than we would envision or prefer.  We continue to devote resources to developing this business with an understanding that we will not be awarded every project, and in some cases it may take longer than anticipated for projects to be converted to revenues and earnings.  Even so, every member of the Housing Group management team knows that major projects are a vital part of our current business and a key component in our future success.

In summary, the first quarter provided us an opportunity to show the strength of our business even in the face of continued declines in core housing markets.  Despite the declines in traditional single-family homes, our major projects allowed the Housing Group to generate revenue growth over the first quarter of 2007, and most importantly, to generate profits in the quarter.

Let me now turn the call back over to Rick Lavers…

CONCLUSION AND OUTLOOK (Rick Lavers)

Thank you, Rick.

We have broken the losing steak, and we have put one in the win column.  The first win is always the hardest to achieve, but we can’t sit back and admire what we have accomplished.  We have not yet achieved our objective.  The modest profits of our first quarter constitute merely one step – an enormous step, but nonetheless, just one step – in returning this Company to more respectable levels of profitability.  Of course, one could easily argue that in these market and economic conditions, any profits are respectable.  Regardless, our task now is to convert this quarter’s results into a string of profitable quarters.

Given the market conditions and economic circumstances, this will not be easy, and it is certainly not a sure thing.  You are likely familiar with the ubiquitous investment caution, “Past results may not be indicative of future performance.”  The realities are that high ticket discretionary consumer durables such as big RVs are going to be a difficult sell as long as consumers are worried about their financial futures.  The Consumer Confidence Index, a bellwether for RV sales, plunged to 64.5 in March, the lowest it has been since

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March of 2003! Although we successfully avoided doing this until now, beginning last Friday we announced a two-week shut down of our Class A plant this week due to low backlogs. Although we abhor having to place our production employees in this kind of situation, we must not and we will not repeat the mistakes of the past by tying up cash in acres of open inventory in these market conditions.

Further, the American Axle strike will impact the rollout of the ARBOC Mobility buses if it persists any longer, as chassis simply will not be available, even though we have open orders to fill for those buses.

We have seen some welcome flickers of a pulse in a few regions of the sickly housing markets, but a full recovery is definitely a ways off.  The February Conference Board Economic outlook projected housing starts to gradually begin improving in this, the second quarter, but to remain well below 2007 levels through 2009. Lending remains tight even for normally well qualified home buyers.  It has even been said that banks are simply not lending at all, which could create a very dangerous liquidity crunch.  Lowering interest rates will not help if banks will not lend.  In the meantime, more and more builders are seeking refuge in the increasingly crowded multi-family and military markets.  However, the credit crunch that started with housing has spread to commercial properties.  The commercial mortgage market is moribund, which has directly led to a 78% drop in large commercial property sales over the first two months of this year.

In addition to all this, some of our competitors are doing what appear to be rather desperate things in order to keep plant doors open, while others are quite clearly targeting our successes, all of which will make our task of achieving respectable margins extremely challenging, to say the least.

Those are things we can’t control – but some things, we can.  Behind the scenes, this management team has demonstrated its commitment to doing everything conceivable to continue to improve our results and to weather this economic maelstrom.  As a few examples, in January, the members of the Executive Management Committee unanimously voted to freeze their own base salaries and declined to accept any increase for 2008.  At the suggestion of several of our senior managers, the Company match on our 401(k) program was reduced, until we regain some normalcy in profitability.  As mentioned earlier, this quarter, we closed the corporate office building in Elkhart, and consolidated our offices into our Middlebury manufacturing complex.  We revised our medical insurance program to avoid further deficits.  We eliminated subscriptions, dues, fees and non-critical memberships for professional and trade associations and even reduced our janitorial and lawn care services.  The list goes on and on, but you get the idea.  As a result, our SG&A decreased to 7.5% in the first quarter from 10.2% for the year 2007.

However, we will not simply batten down the hatches to ride this storm out.  John Paul Jones once said, “Those who will not risk cannot win.”  We do intend to win, and we will continue to take reasonable risks to do so.  While we are whacking what isn’t necessary and what isn’t working well, we do not intend to abandon our growth strategy.  We will continue to invest what resources we can afford in programs and products vital to our

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future, to position ourselves for growth when the current economic malaise ends.  It will end.  Recessions, if indeed we are in one, are by definition, temporary.  In the meantime, while we must continue to be fiscally conservative, continue our efforts to increase market share, and continue to take whatever steps are necessary to make what money we can, we must also prepare to take advantage of pent up demand in both RVs and housing when the economy does recover.

I will close with two comments, first on rumors swirling about us and second about our current stock price.

It is unfortunate but probably inevitable that in these conditions and because of our past financial performance, rumors persist that Coachmen is in dire straits or that we have been sold, or both.  Many of these rumors are innocent, some may be spread deliberately.  Normally, we do not respond to any rumors, but the “buzz” had reached such a level two weeks ago, and was so specific to the effect that we had exhausted our credit lines, that we were desperately seeking “survival capital” and that (once again) we had been acquired by another RV company, that I felt compelled to answer some pointed inquiries by a respected financial reporter to forestall the publication of incorrect information.  Our employees, vendors, builders, dealers, and shareholders all need to know that those statements were, and are patently false.  To the contrary, we have made a profit, we are not out of money, and our market shares are still increasing.  The results that we reported today should make the record clear that the plan we are implementing is working.

Now, about our share price – it is at its lowest level in over a decade, probably a much longer time, at a fraction of book value.  While this is disappointing, to say the least, once more given our recent performance, and the condition of the housing and RV industries in general, it is also not entirely unpredictable.  The share price has undoubtedly also contributed to all the rumors. However, early this month, there was a very unusual and extremely heavy volume of trading in our stock.  Perhaps that further fueled some of the rumors about an acquisition, I don’t know.  In any event, many of our shareholders, particularly our smaller shareholders, may be unaware that this heavy trading was primarily related to index fund selling when our Company was dropped from the S&P Small Cap 600 index.  Oversimplified, companies are included in these types of indexes and the funds that track them – Large Cap, Mid Cap, Small Cap, etc. – according to the amount of their market capitalization, essentially calculated as the number of shares outstanding multiplied by the trading price of the shares.  Periodically, companies are added to or dropped from these kinds of indexes, according to their market capitalization and other factors.  Coachmen was dropped from the S&P 600 Index mainly because our market capitalization fell below the threshold that the index uses to determine which companies to include.  Basically, because of the fall in our share price, we became too small to be included in that index, which triggered selling by stock funds that had to divest themselves of our stock because they invest according to the index.  However, I am gratified to report that during this same quarter, several of our largest institutional and fund shareholders, who make investments based on their judgments of the circumstances rather than market cap, increased their positions in our stock. We thank them for that vote of confidence in our future.

Coachmen Industries, Inc. Fourth Quarter Conference Call Formal Comments

April 29, 2008

Operator, we will now be glad to entertain any questions.

CLOSING (Rick Lavers)

We appreciate that you took the time to join us this morning.  We welcomed your questions, hope that we’ve provided thorough answers, and look forward to our next regularly scheduled call.  Thank you.